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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 31, 2000

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 31, 2000, of Tower Properties Company filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP
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JLR